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NORTHWAY FINANCIAL, INC.                            9 Main Street
                                                    Berlin, New Hampshire 03570

Contact:      Richard P. Orsillo
              Senior Vice President
              and Chief Financial Officer
              603-752-1171                                FOR IMMEDIATE RELEASE

               NORTHWAY FINANCIAL, INC. ANNOUNCES SECOND QUARTER
                    RESULTS AND DECLARES QUARTERLY DIVIDEND

         Berlin, NH, July 27, 2004...Northway Financial, Inc. (the "Company") (NASDAQ: NWFI) ) reported net income for the quarter ended June 30, 2004 of $748,000, or $0.50 per share, compared to $824,000, or $0.55 per share, for the same quarter in 2003, a decrease of $76,000. Net income for the six months ended June 30, 2004 was $1,477,000, or $0.99 per share, compared to $1,635,000, or $1.09 per share, for the six months ended June 30, 2003, a decrease of $158,000.

         Commenting on the second quarter results, William J. Woodward, President and Chief Executive Officer of the Company stated:

         "Although earnings continued to reflect the downward pressures created by the interest rate environment, residential and commercial loan balances, which are higher yielding assets, increased over last year's levels. Also, favorable market conditions for investment securities have allowed us to book gains from sales of securities. Management, as part of its profitability improvement initiatives, is taking steps to reduce overhead expense. We are pleased that the new product offerings introduced last quarter are meeting with a favorable response from our customers and have had a positive impact on noninterest income."

         The Company declared a quarterly dividend on July 27, 2004 of $0.17 per share payable August 11, 2004 to shareholders of record on August 6, 2004.

         Net interest and dividend income for the second quarter of 2004 was $5,698,000 compared to $5,985,000 for the second quarter of 2003, a decrease of $287,000. The provision for loan losses for the second quarter of 2004 decreased $100,000 to $120,000, compared to $220,000 for the second quarter of the previous year. Net securities gains for the quarter increased $222,000 to $261,000, compared to $39,000 for the same period last year. Other noninterest income for the quarter increased $85,000 to $1,033,000 compared to $948,000 for the same period last year. There was no write-down of equity securities for the second quarter of 2004 compared to a write-down of $41,000 for the same period last year. Other operating expense was $5,732,000 for the quarter, compared to $5,423,000 for the same period last year, an increase of $309,000.

         Net interest income for the six months ended June 30, 2004 decreased $543,000 to $11,242,000, compared to $11,785,000 for the same period last year. The provision for loan losses for the first six months of 2004 decreased $175,000 to $270,000, compared to $445,000 for the first six months of 2003. The provision for 2004 was established based upon a review of the adequacy of the allowance for loan losses. At June 30, 2004 the allowance for loan losses was 1.01% of total loans, compared to 1.06% at December 31, 2003. Securities gains for the first six months of 2004 increased $483,000 to $720,000, compared to $237,000 for the same period last year. Other noninterest income year-to-date increased $40,000 to $1,840,000, compared to $1,800,000 for the same period last year. There was no write-down of equity securities for the first six months of 2004 compared to a write-down of $119,000 for the same period last year. Other operating expense increased $618,000 to $11,310,000 for the first six months of 2004, compared to $10,692,000 for the same period last year.

         At June 30, 2004, Northway Financial had total assets of $638,003,000 compared to $611,500,000 at June 30, 2003, an increase of $26,503,000. Loans, including loans held-for-sale, at June 30, 2004 increased $32,466,000 to $494,518,000, compared to June 30, 2003. Investments, including federal funds sold, decreased $3,553,000 to $87,359,000. Total deposits were $473,658,000 at
June 30, 2004, an increase of $7,420,000 compared to June 30, 2003. Total borrowings increased $19,091,000 to $113,739,000. Total equity increased $147,000 to $47,083,000.

         Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a multi-bank holding company. Through its subsidiary banks, The Berlin City Bank and The Pemigewasset National Bank of Plymouth, New Hampshire, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full service banking offices.

         Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words "expect," "believe," "estimate," "will" and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, expectations for impact of new products on noninterest income and expense, projections of revenue, income or loss, and plans related to products or services of the Company and its subsidiaries. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company's actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers' ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
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                            Northway Financial, Inc.
                      Selected Consolidated Financial Data
                                  (Unaudited)
            (In thousands, except for ratios and per share amounts)

Period end balance sheet data:                     June 30,
                                          2004                     2003

Total assets                          $  638,003               $  611,500
Loans, net (1)                           494,518                  462,052
Investments (2)                          87,359                    90,912
Deposits                                 473,658                  466,238
Borrowings                               113,739                   94,648
Stockholders' equity                      47,083                   46,936

Book value per share                  $    31.40               $    31.20
Tangible book value per share (3)          22.12                    21.30
Leverage ratio                              7.44%                    6.88%
Shares outstanding                     1,499,574                1,504,574

                                 For the Three Months     For the Six Months
                                    Ended June 30,           Ended June 30,
Operating results:                 2004       2003        2004           2003
Net interest income              $ 5,698    $ 5,985     $ 11,242       $ 11,785
Securities gains, net                261         39          720            237
Other noninterest income           1,033        948        1,840          1,800
Loan loss provision                  120        220          270            445
Write-down of equity securities     --           41         --              119
Other operating expense            5,732      5,423       11,310         10,692
Income before tax                  1,140      1,288        2,222          2,566
Income tax expense                   392        464          745            931
Net income                       $   748    $   824     $  1,477       $  1,635

Earnings per share               $  0.50    $  0.55     $   0.99       $   1.09
Return on average assets            0.48%      0.55%        0.48%          0.55%
Return on average equity            6.24%      7.20%        6.15%          7.27%

(1) Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
(2) Includes federal funds sold, Federal Home Loan Bank stock, Federal Reserve Bank stock and investment securities available-for-sale.
(3) Includes a deduction of $13,914 and $14,891 for goodwill, core deposit intangible and mortgage servicing assets for 2004 and 2003, respectively.